Exhibit 10.1

AGREEMENT

THIS AGREEMENT (this “Agreement”) is made as of this 27th day of May 2023 (the “Effective Date”) by and between Justin Dye, an individual (hereinafter referred to as “Dye”), and MEDICINE MAN TECHNOLOGIES, INC., a corporation duly organized under the laws of the state of Nevada and having its principal place of business at 4880 Havana Street, Suite 201 South, Denver, Colorado 80239 and its affiliates and subsidiaries (hereinafter referred to as “MMT” or the “Company”). The existence of this Agreement will be announced publicly by MMT in MMT’s sole discretion.

RECITALS

A. Dye is currently employed by the Company as its Chief Executive Officer and Executive Chairman pursuant to that certain employment agreement dated as of December 5, 2019, by and between the Company and Dye, as amended by the First Amendment to Justin Dye Employment Agreement, dated June 14, 2021 (as amended, the “Employment Agreement”); and

B. Dye and the Company have agreed that Dye shall resign as Chief Executive Officer and modify his role from Executive Chairman to Chairman of the Company, subject to the terms and conditions set forth herein; and

C. The Company and Dye desire to enter into this agreement and terminate the Employment Agreement and all provisions, rights, duties and obligations contained therein except as specifically provided herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.	POSITION. Upon execution of this Agreement Dye will resign as Chief Executive Officer of the Company and modify his position from Executive Chair to Chair of the Board of Directors of the Company (the “Board of Directors”). Dye will have all authority and responsibility customarily incident to the role of a chair of the Board of Directors and consistent with the Company’s Bylaws.

2.	TERM AND TERMINATION.

a.	Term. Dye’s position as Chair of Board of Directors shall be effective as of the date of this Agreement and shall continue consistent with Section 4.1(c) of the Company’s Bylaws (“Term”).

b.	Termination. This Agreement shall terminate upon Dye’s voluntary resignation or Dye’s removal as Chair of the Board of Directors consistent with the Company’s Bylaws. If Dye is removed as Chair prior to the first anniversary of the Effective Date other than for Cause (as determined by all directors with the exception of Dye), the Company agrees to pay Dye a cash amount equal to $350,000 (which equates to the severance Dye would have been entitled to under the Employment Agreement). Such payment shall be made no more than 10 business days after Dye’s removal notwithstanding the termination of this Agreement.

As used herein, removal or termination for Cause shall mean Dye has (a) committed an act constituting dereliction of duties or gross negligence which has resulted in or is likely to result in a material adverse effect on the Company, but only after written notice and a thirty (30) day chance to cure, unless such a cure period would be fruitless; (b) committed a material breach of any provision of this Agreement or any obligation to the Company, in each case, which has resulted in or is likely to result in a material adverse effect on the Company, that, if curable, has not been cured by Dye within thirty (30) days of written notice from the Company describing such breach in reasonable detail; (c) refused, after notice thereof, to perform specific lawful directives within the scope of his duties described in this Agreement; (d) failed to comply with the Company’s written policies or rules (as applicable pursuant to this Agreement) during the term of this Agreement, which failure has resulted in or is likely to result in a material adverse effect on the Company, that, if curable, has not been cured by Dye within thirty (30) days of written notice from the Company describing such failure in reasonable detail; (e) deliberately misappropriated any money or other assets or properties of the Company or its subsidiaries outside of his purview; (f) made willful and unauthorized disclosures of any Company trade secrets or financial information or data which has resulted, or is likely to result, in material and demonstrable damage to the Company; (g) has intentionally violated the Company’s Conflicts Policies (as defined below); or (h) been convicted of or entered a plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent), if such felony is work-related, materially impairs Dye’s ability to perform services for the Company or results in material reputational or financial harm to the Company or its affiliates.

3.	COMPENSATION.

a.	Company agrees to pay to Dye during the Term of this Agreement, an amount equal to $300,000 per annum (“Compensation”), payable, at the election of Dye, in cash or shares of Company common stock, restricted stock units, or stock options. Any cash payment shall be made in quarterly installments in advance of each such quarter, commencing no later than 10 business days after the Effective Date. This Compensation shall fully compensate Dye for his position as Chair on the Board of Directors, and Dye shall not be entitled to any additional compensation regularly paid to non-executive directors.

b.	The Company acknowledges that it granted to Dye, effective as of the date of the Employment Agreement (the “Date of Grant”), an option to purchase all or any part of 2,000,000 shares of the common stock of the Company (the “Common Stock”) at a purchase price equal the closing price of the Company’s Common Stock as reported on the trading market in which the Common Stock trades on the Date of Grant (the “Option”). The Option vests and becomes exercisable in accordance with the following vesting schedule: (i) 500,000 shares of Common Stock subject to the Option vested and became exercisable on the first anniversary of the effective date of the Employment Agreement; (ii) an additional 500,000 shares of Common Stock subject to the Option vested and became exercisable on the second anniversary of the effective date of the Employment Agreement; (iii) an additional 500,000 shares of Common Stock subject to the Option vested and became exercisable on the third anniversary of the effective date of the Employment Agreement; and (iv) the remaining 500,000 shares of Common Stock subject to the Option will vest and become exercisable on the fourth anniversary of the effective date of the Employment Agreement, such that the Option would be fully vested as of such date. The Company shall take all steps necessary to ensure that the Option will remain outstanding and effective in all respects with any termination or exercise period taking Dye’s service as Chair or as a director of the Company into account to the same extent his service as an employee of the Company.

c.	Notwithstanding the vesting schedule and conditions set forth above, the remaining shares of Common Stock subject to the Option shall vest and become exercisable upon execution of this Agreement such that 100% of the 2,000,000 shares of Common Stock subject to the Option will be vested and exercisable. For purposes of this Agreement, “Change in Control” means (i) the purchase or other acquisition (other than from the Company) by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (excluding for this purpose, the Company or its subsidiaries or any employee benefit plan of the Company or its Subsidiaries), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of 50% or more of either the then-outstanding shares of Common Stock of the Company or the combined voting power of the Company’s then-outstanding voting securities entitled to vote generally in the election of directors; or (ii) approval by the stockholders of the company of a reorganization, merger or consolidation, in each case with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of, respectively, the Common Stock and the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated corporation’s then-outstanding voting securities, or of a liquidation or dissolution of the Company’s or of the sale of all or substantially all of the assets of the Company.

d.	All shares of Common Stock issued pursuant to the Option to Dye may be sold in public transactions at a daily rate of no more than 5% of the preceding five-day average volume of the Company’s Common Stock on any given trading day. Notwithstanding the foregoing, the limits under this leak-out provision do not apply in the event of a Change in Control of the Company.

e.	During the first 18 months of the Effective Date of this Agreement provided that Dye is Chair of the Board of Directors, the Company shall reimburse Dye for his COBRA payments.

f.	Dye and Company agree that notwithstanding any written policies relating to travel the Company may have from time to time, the Company shall reimburse Dye for expenses related to travel for Schwazze business only, which travel shall be consistent with the Company’s Travel & Expense Policy.

During the Term, Dye acknowledges and agrees to comply with the terms and conditions in the attached Exhibit A, Insider Trading Acknowledgement.

4.	RECORDS. Upon termination of this Agreement, Dye shall not be entitled to keep or preserve records of the Company, except for any employee files or records relating to Dye. Dye shall at any time be entitled to receive copies of his personnel files with 10 days’ notice to the Company, noting that should this provision be utilized only the most recent files not provided in any earlier request shall be provided.

5.	NON-SOLICITATION.

a.	Current Employees & Voluntary Terminated Employees. For the first ninety (90) days from the Effective Date of this Agreement, neither Dye nor any entity controlled by Dye shall solicit, hire, induce, recruit or otherwise retain (or participate in soliciting, hiring, inducing, recruiting or otherwise retaining) for the purposes of employment, consulting or similar services any individual who (i) is employed by the Company (“Current Employee”) or (ii) has voluntarily terminated his or her employment with the Company (“Voluntary Terminated Employee”). After the initial ninety (90) days and for the remainder of the Term, Dye and/or any entity controlled by Dye may notify the Company of its desire to hire or otherwise retain a Current Employee or Voluntary Terminated Employee whereupon the CEO and the Company’s Nominating and Corporate Governance Committee together will evaluate the request, to the extent practicable, within five (5) business day of receipt of the request and, if they approve the hiring/retention (which approval shall be reasonable, taking into consideration both the best interests of the Employee and the Company), will thereafter develop a transition plan that must be adhered to as a condition of the approval.

b.	Terminated Employees. Dye may solicit, hire, induce, recruit or otherwise retain any individual who has been terminated by the Company.

c.	In the event that Dye fails to comply with any provisions of this Section 5, Dye hereby authorizes the Company to seek to obtain a restraining order which would restrain and enjoin Dye or any third party being assisted by Dye in violating such provisions.

6.	PROPRIETARY AND CONFIDENTIAL INFORMATION.

a.	For purposes herein, Company’s proprietary and confidential information and trade secrets (hereinafter “Proprietary and Confidential Information”) includes:

i.	Information concerning Company’s business, product development, marketing analysis, and related information including prices, terms and other trade secrets related to Company’s customer lists and customers’ business affairs, and related information;

ii.	Discoveries, concepts and ideas; techniques and processes, whether copyrightable or not, including, but not limited to, techniques, data and improvements thereof, concerning present or future activities of Company, and any products, potential products or prototype concepts of Company;

iii.	Information relating to research, development, invention, purchasing, merchandising, marketing, distribution, cultivation operations, manufacturing, retail store operation, loyalty programs, acquisition strategy and merger integration (collectively the “Schwazze Playbook”); and

iv.	Any proprietary and confidential information relating to research and development undertaken by Company, its successors and assigns.

Notwithstanding the foregoing, Proprietary and Confidential Information shall not include information which is: (a) of record known or in the files of Dye at time that Company’s Proprietary and Confidential Information is disclosed; or (b) either has become or becomes available to the public through no fault of Dye; or (c) is received by Dye, from any third party which has the right to disclose it.

b.	With respect to its Proprietary and Confidential Information as defined in (a) above, Company retains all rights and interest, which rights include but are not limited to: patent, process patent, copyright, trademark, trade secret or any other form of proprietary right. Dye agrees that all Proprietary and Confidential Information of Company is protected by law and may not be used or disclosed by Dye except pursuant to Dye’s discharge of his duties as Chair or otherwise as instructed by the Board. Except to the extent instructed by the Board, Dye agrees to safeguard Company’s Proprietary and Confidential Information with no less care than he would reasonably use in safeguarding his own valuable proprietary information and trade secrets. Except to the extent pursuant to Dye’s discharge of his duties to the Company or as instructed by the Board, Dye agrees to take appropriate steps to preserve the complete confidentiality of Company’s Proprietary and Confidential Information by all appropriate measures.

c.	Dye agrees that, except as required by Company or as reasonably necessary in performance of his duties for Company or as instructed by the Board, he will:

i.	not copy or duplicate Company’s Proprietary and Confidential Information, nor allow anyone else to copy or duplicate the same, without the written permission of Company;

ii.	not directly or indirectly use, sell, disseminate or otherwise disclose Company’s Proprietary and Confidential Information;

iii.	not create or attempt to create or authorize others to create, duplicate or derivative works containing all or part of Company’s Proprietary and Confidential Information;

iv.	upon termination of this Agreement, to the extent reasonably possible return all of Company’s Proprietary and Confidential Information which is within Dye’s possession or control at that time to Company; and

v.	notify Company immediately upon learning of any unauthorized possession, use or disclosure of Company’s Proprietary and Confidential Information to which Dye has had access under this Agreement. Dye will promptly furnish Company all known details of such unauthorized possession, use or disclosure and will cooperate at Company’s sole expense with Company in any litigation against any parties undertaken by Company to protect its rights to its Proprietary and Confidential Information. Dye’s compliance with this subparagraph shall not beconstrued as a waiver of any of Company’s rights under this Agreement.

d.	In the event of a breach or threatened breach by Dye of the provisions of this Agreement, Company shall be entitled to seek an injunction restraining Dye from such breach, and Company may also pursue any and all other remedies available to it for threatened or actual breach, including recovery of damages from Dye.

7.	OTHER ACTIVITIES.

a.	Subject to any fiduciary obligations owed by Dye to the Company, the Company agrees and acknowledges that (a) Dye is a principal of Dye Capital & Company, LLC, a private equity firm (collectively with its affiliates, “Dye Capital”) that invests in various companies across industries.

b.	Dye acknowledges that during his term as a director of the Company, in addition to other Board policies and procedures, Dye is subject to the Code of Ethical Business Conduct and Conflicts of Interest/Corporate Opportunity Process as set forth in Exhibit B (together, the “Conflicts Policies”), with respect to opportunities that may constitute a corporate opportunity and/or conflicts of interest.

c.	Except as provided for in (d) below, the Company acknowledges and agrees that to the extent Dye fully complies with and follows the Conflicts Policies, Dye shall have satisfied his fiduciary duties as it relates to any corporate opportunity and/or conflict of interest. The Company further acknowledges and agrees that (i) its policy regarding director conflicts and corporate opportunities is limited to the Conflict Policies, and (ii) the Company will not assert any other constraint, right or process as it relates to a corporate opportunity.

d.	While Dye is Chair, he agrees not to raise capital for any private equity or similar fund controlled directly or indirectly by Dye which fund intends to acquire controlling equity interests in multiple unrelated businesses primarily engaged in the cultivation, processing or distribution of cannabis products. Without limiting the foregoing, for the avoidance of doubt, this provision will not apply to capital raised (i) on a deal by deal basis so that the funds raised will be specifically for the deal involved and no other deals, (ii) relating to real estate used in cannabis businesses or (iii) relating to debt financing of cannabis businesses provided, however, that (i), (ii) and (iii) may not involve deals, businesses or transactions in states in which the Company currently operates or the Company has designated as a high potential expansion market for the Company as listed in Exhibit C hereto (which list may be modified from time-to-time by approval of a majority of the Board) and that, in all such respects, Dye has complied with the Conflicts Policy.

e.	Further, the Company acknowledges that after Dye is no longer a member of the Board of Directors, neither the Conflicts Policies nor any other similar or replacement Conflicts of Interest/Corporate Opportunity policies will apply to Dye or any affiliate of Dye who is not a member of the Board of Directors, notwithstanding Dye or any affiliate of Dye having a right relating to the appointment of a director or observer of the Board of Directors. The Company agrees that it will not adopt any replacement or amendment to the Conflicts Policy that would be applicable to Dye without unanimous Board approval, which shall not be unreasonably withheld.

8.	NOTICES. Any notices or other communications given hereunder shall be complete upon certified mailing to that party, in the case of the Company, to the Company’s Board of Director’s at the address of the Company’s principal office, and in the case of Dye, to the most recent address provided by Dye to the Company.

9.	SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the terms of this Agreement, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby, and in lieu of each such illegal, invalid and unenforceable provisions there shall be added automatically as part of this Agreement a provision similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

10.	MANDATORY ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof Such Arbitration shall take place in the City and County of Denver, Colorado.

11.	ATTORNEYS FEES AND COSTS. In the event of a dispute arising between the parties hereto, and said dispute becomes subject to any arbitration and/or litigation relating to the rights, duties and/or obligations arising out of this Agreement, the prevailing party in such action shall be entitled to recover all applicable costs of said action, including but not limited to, reasonable attorney’s fees.

12.	AMENDMENTS. This Agreement may only be amended by the mutual consent of all the parties hereto, which Amendment shall be in writing duly executed by the parties.

13.	ENTIRE AGREEMENT. This Agreement constitutes the entire understanding and agreement between the parties hereto with regard to all matters herein. This Agreement supersedes and replaces any and all such prior agreements and understandings, including the Employment Agreement. Further, the Employment Agreement is hereby terminated in all respects, and all rights and obligations of the parties thereto are no longer in force or effect, except as set forth in this Agreement. There are no other agreements, conditions or representations, oral or written, express or implied, with regard thereto.

14.	JURISDICTION. This Agreement shall be construed in accordance with the laws of the State of Colorado.

15.	NON-WAIVER. A delay or failure by either party to exercise a right under this Agreement, or a partial or single exercise of that right, shall not constitute a waiver of that or any other right herein.

16.	BINDING EFFECT. The provisions of this Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns.

17.	SECTION 409A. This Agreement and the various provisions within it are intended to either be exempt from or to meet the requirements of Section 409A of the Code, and shall be interpreted and construed consistent with that intent.

a.	To the extent that any reimbursement, in-kind benefit or other, similar plan or arrangement in which Dye participates during the term of this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (a) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year, (b) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (c) Dye’s right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

b.	A termination of service or words to similar effect shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute a “nonqualified deferred compensation” under Section 409A of the Code that is a payable upon or following a termination of employment unless such termination constitutes a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this letter agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

c.	Notwithstanding any other payment schedule provided herein to the contrary, if Dye is deemed on the date of his separation from service to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment that is considered “nonqualified deferred compensation” under Section 409A of the Code payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (A) the expiration of the six-month period measured from the date of the Dye’s “separation from service”, and (B) the date of the Dye’s death (the “Delay Period”) to the extent required under Section 409A of the Code. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 16 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to the Dye in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth above.

MEDICINE MAN TECHNOLOGIES, INC.

/s/ Christine Jones
By: Christine Jones, Chief Legal Officer

/s/ Justin Dye
Justin Dye

Exhibit A

Insider Trading Acknowledgement

[omitted]

Exhibit B

Conflicts Policy

[omitted]

* Certain identified information has been excluded from this Exhibit as it is both not material and is the type of information that the registrant treats as private or confidential *

Exhibit C

Schwazze High Potential Expansion Markets

[redacted]